Exhibit 99.1

NEWS RELEASE
Visteon Names Kevin I. Dowd and Harry J. Wilson to Board of Directors
VAN BUREN TOWNSHIP, Mich., July 29, 2011 — Visteon Corporation (NYSE: VC) today announced that Kevin I. Dowd and Harry J. Wilson were elected to the company’s board of directors, effective July 28, 2011.
Dowd is the chairman and managing member of Berkeley Square Advisors, LLC., an advisory consulting firm, and has served as chief executive officer and chief restructuring officer of more than 30 companies during his career. Wilson is chairman and chief executive officer of MAEVA Advisors, LLC, a turnaround and restructuring advisory firm based in Scarsdale, N.Y. He previously served as a senior advisor to the President’s Automotive Task Force and was a partner at Silver Point Capital.
“We are pleased to welcome these two highly accomplished and insightful business leaders to Visteon’s board,” said Donald J. Stebbins, Visteon’s chairman, chief executive officer and president. “Both Kevin and Harry bring strong, broad business experience that will enhance our board composition.”
Dowd has held more than 20 board of director positions and currently serves as the board chairman of SIRVA, Inc. and JHT Holdings, Inc.; lead director of Broadstripe, LLC; and the sole director of Nexpak Holdings, LLC.
Wilson has served on a number of corporate boards in the past and currently serves on the boards of YRC Worldwide, Inc. and Youth, I.N.C.
Visteon is a leading global automotive supplier that designs, engineers and manufactures innovative climate, electronic, interior and lighting products for vehicle manufacturers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; the company has facilities in 26 countries and employs approximately 26,500 people. Learn more at www.visteon.com.
Contacts:
Media:
Jim Fisher
734-710-5557
jfishe89@visteon.com
Investors:
Michael Lewis
734-710-5800
investor@visteon.com